Exhibit 10.2
LNB Bancorp, Inc.
2006 Management Incentive Plan
For Key Executives
Section I. PURPOSE
The LNB Bancorp, Inc. 2006 Management Incentive Plan for Key Executives is designed to reward Key Executives with incentive compensation payments for achieving profitability goals and subjective goals.
Section II. DEFINITIONS
The following terms, as used in this Plan, shall mean:
A.	Committee. The Compensation and Governance Committee of the Board of Directors of LNB Bancorp, Inc., or such other committee as such Board may designate.

B.	Employer or Lorain National Bank. LNB Bancorp, Inc., its subsidiaries and affiliates.

C.	Plan year. January 1, 2006 through December 31, 2006.

D.	Employee/Key Executive. The CEO of Employer and other participants selected to participate in this Plan as described in Section III below.

E.	Plan. The LNB Bancorp, Inc. 2006 Management Incentive Plan for Key Executives.

F.	Incentive Payment. Cash payment earned by Employee on the Incentive Payment Date, as determined in accordance with Section IV and the other terms of this Plan.

G.	Incentive Payment Date. The date on which an Incentive Payment to Employee is paid, which shall be as soon as reasonably practicable after such payment is calculated and authorized by the Committee but not later than two and one-half months following the end of the Plan year.

H.	Profitability. Profitability is defined as net income after tax of LNB Bancorp, Inc. and its consolidated subsidiaries for the Plan year, as determined by the Committee. The Committee has the discretion to adjust for any unforeseen occurrences which may affect the profitability number.

I.	Profitability Goal. An amount of Profitability established as a goal by the Committee in its discretion and solely for purposes of this Plan, and communicated to a Key Executive when the Key Executive is selected to participate in this Plan.

Section III. ELIGIBILITY
Employees of Lorain National Bank, including the CEO, are eligible to participate in this Plan. Based upon CEO recommendations, the Committee has the authority, in its discretion, to designate the Employees who will participate in this Plan during the Plan year.
Section IV. AMOUNT OF INCENTIVE PAYMENT
Subject to the other terms of this Plan, the amount of the Incentive Payment earned by an Employee under this Plan will be determined in accordance with the terms of Attachment I, based on Employer’s actual Profitability achievement for the Plan year relative to the percentage of the Profitability Goal set forth on Attachment I and the other terms of Attachment I, each as determined, interpreted and established in the sole discretion of the Committee. Employee expressly acknowledges and agrees that the amount of the actual Incentive Payment that may be earned by Employee (if any) will depend on many factors, including without limitation the actual Profitability for the Plan year, the percentage of the Plan pool referenced on Attachment I distributed to the CEO and the remainder of such pool distributed in the aggregate to other participants in this Plan (the “Remainder”), the number of such other Employees who are participants in this Plan (as determined under Section III), the allocation of such Remainder among such other Employees, and the other terms of this Plan.
Section V. OTHER INCENTIVE PAYMENT TERMS
A. Payments and Deductions/Withholding Taxes.
Employer will pay an Employee the Incentive Payment on the Incentive Payment Date provided the Employee is an active employee of Employer on that date. The amount of the Incentive Payment, if any, shall be calculated as provided in Section IV of this Plan. Deductions may also be made at the discretion of Employer and in accordance with applicable law for any amounts the employee owes to Employer.
Employer may withhold from any amounts payable under or in connection with this Plan all federal, state, local and other taxes as may be required to be withheld by Employer under applicable law or governmental regulation or ruling.
B. Incentive Payment Calculation.
The Committee will have the sole authority and discretion to evaluate all aspects of the Employer’s incentive compensation awards and to determine performance and the total pool money available to all Employees in the aggregate. The Committee will determine the distribution to the CEO, in its sole discretion. The CEO will determine the distribution to the Key Executives, subject to Committee approval in its sole discretion.
The Committee retains the right and authority (in addition to any other rights or remedies of Employer) not to pay all or any part of an Incentive Payment to any Employee based on operational wrongdoing or misconduct of the Employee, as determined by the Committee in its sole discretion. The Employer must document all such exceptions to this Plan, including but not limited to, forfeiture of payments.

D. Special Circumstances.
1. Conflicts with Law. If any provision of this Plan violates local, state or federal law, the applicable law shall control.
2. Voluntary or Involuntary Termination. If Employee’s employment is voluntarily or involuntarily terminated before the Incentive Payment Date, Employee is not entitled to receive and will forfeit the Incentive Payment. Employee must be employed on the Incentive Payment Date to be entitled to the Incentive Payment.
3. Transfer. If an Employee transfers to another position within Employer that does not participate under this Plan before the Incentive Payment Date, the Employee is not entitled to receive and will forfeit the Incentive Payment. A payment of a pro-rated amount may be awarded in the Committee’s sole discretion.
4. Leave of Absence. Incentive Payments will be pro-rated based on months of active employment as determined by the Committee in its sole discretion. An Employee on a leave of absence must be employed on the Incentive Payment Date to receive an Incentive Payment.
5. Death. In the event of the Employee’s death before the Incentive Payment Date, the Employee’s estate is not entitled to receive and will forfeit the Incentive Payment.
Section VI. NON-SOLICITATION AND CONFIDENTIALITY
A. Non-Solicitation.
In consideration of Employee’s participation in this Plan, Employee agrees that during the term of Employee’s employment and for one year after Employee’s voluntary termination of employment or termination of employment for cause, Employee will not, directly or indirectly: (1) influence or advise any other person to employ or solicit for employment anyone who is employed by Employer on the date of Employee’s separation; (2) influence or advise any person who is or shall be in the service of Employer to leave the service of Employer; (3) use any of the information or business secrets used by Employer, except in accordance with Employer’s policies in the regular course of Employee’s duties for Employer; (4) disclose the proprietary methods of conducting the business of Employer, except in accordance with Employer’s policies in the regular course of Employee’s duties for Employer; (5) make any statement or take any actions that may interfere with Employer’s customers, except in accordance with Employer’s policies in the regular course of Employee’s duties for Employer; or (6) attempt to divert any of the business of Employer or any business which Employer has a reasonable expectation of obtaining by soliciting, contacting, or communicating with any customers and/or potential customers which have been derived from leads or lists developed and delivered to Employee by Employer.
B. Confidentiality.
In consideration of Employee’s participation in this Plan, Employee agrees that during and following termination of employment with Employer, Employee will hold in strictest confidence and will not disclose to anyone, except in accordance with Employer’s policies in the regular course of Employee’s duties for Employer, any information concerning:

1. The business or affairs of, or nonpublic information concerning, a current, past or prospective customer of Lorain National Bank.
2. The development of any product, device, method or invention of Lorain National Bank.
3. Any information concerning Lorain National Bank or its operations not readily available to the public, unless expressly authorized by the President or any Vice President of Lorain National Bank.
Employee further agrees that all rights, title and interest to any product, device, invention, or enhancement to a product or service, developed during his or her employment with Employer and using Employer resources or know-how, shall belong exclusively to Lorain National Bank. Employee agrees to execute any documents necessary to reflect Lorain National Bank’s exclusive ownership in such items.
Upon termination of employment with Employer, Employee will deliver to Lorain National Bank all documents, notes, materials and all copies thereof, relating to the operations or the business of Lorain National Bank and its customers.
B. Related Provisions
1. Prior Agreements. This Section VI does not supercede any prior agreements or understandings between Employer and Employee to the extent that such prior agreement or understanding is more favorable with respect to Employer.
2. Equitable Relief. Employee acknowledges and agrees that the covenants contained in this Section VI are of a special nature and that any breach, violation or evasion by Employee of the terms of Section VI will result in immediate and irreparable injury and harm to Employer, for which there is no adequate remedy at law, and will cause damage to Employer in amounts difficult to ascertain. Accordingly, Employer shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which Employer may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Employee of the terms of Section VI.
Section VII. GENERAL PROVISIONS
1. Administration. The Plan shall be administered by the Committee. The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to: adopt, amend, alter and repeal this Plan at any time as it deems advisable in its sole discretion from time to time; construe, interpret, administer and implement the terms and provisions of this Plan; and otherwise supervise the administration of this Plan. Notwithstanding the foregoing, all decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including Employee, but may be made by their terms subject to ratification or approval by the Board of Directors of LNB Bancorp, Inc. or another committee of the Board of Directors.
2. No Implied Rights to Employment. Neither this Plan nor any Incentive Payment hereunder shall be construed as giving any individual any right to continued employment or any particular level of salary or benefits with Employer. This Plan does not constitute a contract of employment, and Employer expressly reserves the right at any time to terminate any Employee free from liability or any claim.

3. Other Compensation Plans. Nothing contained in this Plan prevents Employer from adopting or modifying other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
4. Successors; Amendments. All obligations of Employer with respect to Incentive Payments under this Plan are binding on any successor to Employer, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of Employer. Employee may not assign any rights or obligations under this Plan without the written consent of Employer. Subject to the Committee’s rights under Section VII.1. above, none of the terms of Section VI may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Employee and by an authorized officer of Employer.
5. Validity. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. In the event that any provision of Section VI is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Employee shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by Employer.
6. Governing Law; Interpretation. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. This Plan is not intended to be governed by the Employee Retirement Income Security Act and shall be so construed and administered. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan.
7. Entire Agreement. This Plan embodies the entire agreement and understanding between Employer and Employee with respect to the subject matter hereof, and supercedes all prior agreements and understandings relating hereto, except as expressly stated herein.
Employee and Employer have agreed to the terms of this Plan as of the latest date set forth below.

“Employee”

Approved:		Date:

“Employer”

Approved:		Date:
By: Daniel E. Klimas, President & CEO

ATTACHMENT I

	Profitability Goal	Pool $
Below Threshold	Less than 80%	0
Threshold	80%	$100,000
	81%	$115,000
	82%	$130,000
	83%	$145,000
	84%	$160,000
	85%	$175,000
	86%	$190,000
	87%	$205,000
	88%	$220,000
	89%	$235,000
	90%	$250,000
	91%	$265,000
	92%	$280,000
	93%	$295,000
	94%	$310,000
	95%	$325,000
	96%	$340,000
	97%	$355,000
	98%	$370,000
	99%	$385,000
Target	100%	$400,000*
Goal Plus	110%	$440,000
	120%	$480,000
	130%	$520,000
	140%	$560,000
	150%	$600,000
	160%	$640,000
	170%	$680,000
	180%	$720,000
	190%	$760,000
	200% and above	$800,000
If Employer’s actual Profitability is determined to be an amount that falls between the percentage thresholds set forth above, the amount of the pool will be determined using straight-line interpolation between the threshold points above. The amount of the pool (a) will be $0 if actual Profitability is less than 80% of the Profitability Goal and (b) will never exceed $800,000.
The Committee will determine, in its sole discretion, the percentage of the Plan pool to be distributed to the CEO. The remainder of the Plan pool will be distributed to other Employees, with the portion of the remainder to be paid to an Employee as the Incentive Payment determined by the CEO, based 60% on financial goals and 40% on non-financial goals, subject to approval of the Committee in its sole discretion.

*      Pool dollars will be based on numbers for all participants. Actual numbers may vary slightly from the target.